EXHIBIT 99(a)(2)
                                                                ----------------

FROM:             TALK AMERICA HOLDINGS, INC. ("TALK AMERICA," "WE" OR "US")
TO:               EMPLOYEES OF TALK AMERICA AND ITS SUBSIDIARIES
SUBJECT:          OFFER TO EXCHANGE OPTIONS
DATE:             AUGUST 29, 2001

--------------------------------------------------------------------------------

IMPORTANT NEWS -- PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE OCTOBER 3,
2001!

In light of the major change in market conditions, we have decided to put in place a one-time program under which employees of Talk America and its subsidiaries are allowed to cancel certain of their stock options. Eligible employees who elect to exchange their old options will receive in their place the same number of new stock options, all subject to the terms and conditions of the program detailed below.

                                 PROGRAM SUMMARY

--------------------------------------------------------------------------------------------------------
Who can participate in this program?               Current employees of Talk America and its
                                                   subsidiaries.  These employees are referred to as
                                                   ELIGIBLE EMPLOYEES.
--------------------------------------------------------------------------------------------------------
Which options are eligible for this program?       Existing and unexercised  options to purchase shares
                                                   of  Talk   America's   common  stock  that  have  an
                                                   exercise  price of  $5.50 or more and DO NOT  EXPIRE
                                                   ON OR  BEFORE  APRIL 15,  2002.  These  options  are
                                                   referred to as ELIGIBLE OPTIONS.
--------------------------------------------------------------------------------------------------------
What are the key dates?
--------------------------------------------------------------------------------------------------------
o        AUGUST 29, 2001                           The date we launch this offer
--------------------------------------------------------------------------------------------------------
o        OCTOBER 3, 2001                           You must complete and deliver the election forms
                                                   described below by this date in order to
                                                   participate (unless we extend the offer). This date
                                                   is referred to as the EXPIRATION DATE.
--------------------------------------------------------------------------------------------------------
o        OCTOBER 4, 2001                           The date we expect to cancel the options we accept
                                                   (unless we extend the offer or decide not to accept
                                                   any options).  This date is referred to as the
                                                   CANCELLATION DATE.
--------------------------------------------------------------------------------------------------------
o        APRIL 5, 2002                             The date on or after which we expect to grant the
                                                   new options (unless we extend the offer).
--------------------------------------------------------------------------------------------------------
What  will the new exercise price be?              The market price for Talk America's
                                                   common stock on the date we grant the new
                                                   options.
--------------------------------------------------------------------------------------------------------
What will the new vesting schedule be?             The same as for the options that we cancel.
--------------------------------------------------------------------------------------------------------
What do I have to do to receive the new options?   Complete and deliver the ELECTION FORM by the
                                                   Expiration Date, and be an employee of Talk
                                                   America or one of its subsidiaries on the date
                                                   we grant the new options.
---------------------------------------------------------------------------------------------------------

This offer is being made under the terms and subject to the conditions of an Offer to Exchange and related documents that are included with this memo.

         PLEASE READ THIS MEMO AND THE ACCOMPANYING DOCUMENTS CAREFULLY.

Neither Talk America nor the Board of Directors makes any recommendation whether you should tender your eligible options. If you choose not to tender your eligible options, then your existing options will remain outstanding and will retain their current exercise price and current vesting schedule.

PLEASE READ THE ATTACHED DOCUMENTS CAREFULLY BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS. WE ALSO STRONGLY ENCOURAGE YOU TO CONSULT YOUR FINANCIAL, LEGAL AND TAX ADVISORS BEFORE MAKING ANY DECISION CONCERNING THIS OFFER.

This offer is currently scheduled to expire at 5:00 PM Eastern Daylight Time on October 3, 2001, unless we extend it. We will decide promptly after the expiration date whether to accept or reject all properly tendered options, and, if we decide to accept all, we expect to cancel options on October 4, 2001, or as soon as practicable thereafter (the "Cancellation Date"). If you have questions relative to the offer, please contact Jeff Schwartz at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938, (215) 862-1097 (phone), (215)
862-1087 (facsimile).

THE PROGRAM

The cancellation of eligible options and the grant of new options are subject to all of the following terms and conditions:

1. If you are an eligible employee and wish to cancel your eligible options under this program, you must cancel ALL the options you were granted during the 6 months preceding the Cancellation Date, regardless of the additional number of options you want to cancel. Eligible options include all of your vested and unvested options.

2. In addition to canceling the eligible options granted during the 6 months preceding the Cancellation Date, you may elect to cancel, at your discretion, any previous grants of eligible options. Partial cancellations are not permitted. You may exercise your cancellation rights only as to an entire grant (granted on the same date) of eligible options. Please note that any request for cancellation of any options shall automatically include ALL unexercised options granted during the 6 months preceding the Cancellation Date.

3. We will grant you new options in replacement of and in the same number as the cancelled eligible options, no earlier than a minimum period of six months from the Cancellation Date, which we currently anticipate to be October 4, 2001 (unless the offer is extended). We will therefore not grant replacement options, or any other options, until April 5, 2002 or later.

4. The new options will be priced at the fair market value on the day we grant the option, which is generally the closing price of the shares underlying the options on the principal market for our Common Stock (currently the Nasdaq National Market) on the date of grant. THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF YOUR OLD OPTIONS, WHICH COULD RESULT IN A LOSS OF SOME STOCK OPTION BENEFIT.

5. The stock option agreement for the new options will vest on the same schedule as the eligible options cancelled in exchange.

6. You will be required to sign a new stock option agreement before new options are issued, which, subject to the change in exercise price, will contain substantially the same terms and conditions as the agreement under which the tendered options were issued. All option grants, including new options, will also be subject to the terms and conditions of one of our stock option plans (which include the 1998 Long-Term Incentive Plan, the 2000 Long-Term Incentive Plan, and the 2001 Non-Officer Long-Term Incentive Plan )(referred to together as the "Plans").

7. There will not be any "carryover" of rights of any kind from the cancelled eligible options to the new options. The new options will be subject to all the terms, conditions, laws, rules and considerations as any new options we grant, including, where applicable, any relevant holding periods, for tax or other reasons.

8. If your employment with the Company terminates voluntarily OR involuntarily for any reason, other than by reason of death or disability, prior to the date of grant of the new options, which shall be at least six months from the Cancellation Date, you will not receive new options.

9. Once your eligible options are cancelled, you will not be able to exercise your eligible options, even if you are no longer employed by us and do not receive new options.

10. You will irrevocably forfeit all right to options that you tender for exchange and that we accept.

11. We may decide, for any reason, at any time after 20 business days of the launch of the offer, to not accept any options offered for exchange and to cancel this program.

      THIS OFFER IS NOT A GUARANTEE OF EMPLOYMENT FOR ANY PERIOD AND IS NOT INTENDED TO ALTER IN ANY RESPECT THE EXISTING TERMS AND CONDITIONS OF YOUR EMPLOYMENT. YOUR EMPLOYMENT BY TALK AMERICA MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR TALK AMERICA, WITH OR WITHOUT CAUSE.

         All eligible employees that want to cancel eligible options must complete an Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to Jeff Schwartz at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938, facsimile number (215) 862-1087, no later than 5:00 p.m. Eastern Daylight Time on October 3, 2001 (or such later date as we may extend the expiration of the offer). E-mail copies will not be accepted. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

IF WE RECEIVE YOUR ELECTION FORM AFTER 5 P.M. EASTERN DAYLIGHT TIME ON OCTOBER 3, 2001, WE WILL NOT ACCEPT IT AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE OFFER TO EXCHANGE.

A more detailed document, entitled an Offer to Exchange, explaining the program in greater detail is attached hereto. Below are the answers to some Frequently Asked Questions ("FAQ's") regarding the offer, which you should read.

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

         Participation in this offer involves a number of potential risks, as described in the documents accompanying this memorandum. The documents briefly highlight some of the risks and the lists are necessarily incomplete. Eligible employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. We urge you to read the sections in the Offer to Exchange dated August 29, 2001 discussing tax consequences, as well as the rest of the Offer to Exchange, this memorandum, the Election Form and the Notice to Change Election from Accept to Reject, for a fuller discussion of the risks that may apply to you, and to consult with an investment and tax advisor as necessary before deciding to participate in this exchange offer.

         ALTHOUGH THE BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER TALK AMERICA NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.




Sincerely yours,

Talk America Holdings, Inc.

                          "FREQUENTLY ASKED QUESTIONS"

         The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the Offer to Exchange and the related documents because the information in this memorandum and FAQ is not complete, and additional important information is contained in the Offer to Exchange and the related documents that are included with this memorandum.

         GENERAL QUESTIONS ABOUT THE PROGRAM

         WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all outstanding and unexercised stock options previously granted by us that:

     o    are now held by eligible employees;

     o    have an exercise price of $5.50 or more per share; and

     o    do not expire by their terms on or before April 15, 2002

for new options to be issued under a Talk America option plan.

         WHY ARE WE MAKING THE OFFER TO EXCHANGE?

         We implemented the offer to exchange because a considerable number of employees have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow eligible employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options in exchange for a new option for the same number of shares to be granted on a date at least six months from the date we cancel the tendered options, which is currently expected to be April 5, 2002 (unless the offer is extended) (the "replacement grant date"). It is hoped that this program will ameliorate the current underwater options issue, but this cannot be guaranteed in light of the risks associated with a volatile and unpredictable stock market. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

         WHO IS ELIGIBLE?

         Any employee of Talk America or its subsidiaries who as of August 29, 2001, the date this offer commences, who remains an employee as of the date the options are cancelled (an "eligible employee"). In order to receive a new option, you must also remain an employee of Talk America or its subsidiaries as of the replacement grant date (unless you are no longer an employee by reason of death or disability). Participation in the exchange offer is strictly voluntary.

         HOW DOES THE EXCHANGE WORK?

         The offer to exchange will require an eligible employee to make a voluntary, irrevocable election to cancel outstanding stock options on or before 5 P.M. Eastern Daylight Time on October 3, 2001 (unless we extend the offer), in exchange for a share-for-share grant of new options to be issued on the replacement grant date, which we expect to be on or after the first business day that is at least six months after the date we cancel the options accepted for exchange. The new options will be priced at the closing market price on the principal market for our Common Stock (currently the Nasdaq National Market) on that date. You will be required to execute a new stock option agreement with respect to the new options that, subject to the change in exercise price, would contain substantially the same terms and conditions as your original grant. These new options would also be subject to the terms and conditions of one of our Plans, and will have the same vesting schedule as the original grant.

         WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

         To participate, you must complete the Election Form, sign and date it, and ensure that it is received by Jeff Schwartz via hand delivery at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938 or via facsimile at (215) 862-1802, no later than 5:00 P.M. Eastern Daylight Time on October 3, 2001.

         IS THIS A REPRICING?

         This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, current options would be immediately repriced and we might have to record a variable accounting charge against earnings.

         WHY CAN'T TALK AMERICA JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

         In 2000, effective for all repricings that take place after December 15, 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, our potential for profitability in the future could be jeopardized, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

         WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

         Because of the large number of underwater options currently outstanding, a total grant of additional options would have severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited pool of options available under the Plans and wish to conserve our current reserves for new hires and ongoing grants.

         IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

         Options designated to be exchanged under this program that we accept will be cancelled after we determine whether to accept all options tendered for exchange.

         WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I ELECT TO
EXCHANGE?

         The deadline to participate in this program is 5 P.M. Eastern Daylight Time on October 3, 2001, unless we extend the offer. This means that Jeff Schwartz must have your form before that time. We have no plans to extend the offer, but if it is extended, you will be notified. We reserve the right to reject any or all options elected for exchange that we decide are not in appropriate form, are unlawful to accept or if we decide not to accept any options at all. Otherwise, we will accept properly and timely elected options that are not validly withdrawn, subject to our rights to extend, terminate or amend the offer.

         WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

         If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and subject to their original terms.

         MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

         You may withdraw the options you have elected for exchange at any time before 5:00 P.M., Eastern Daylight Time on October 3, 2001. To withdraw options elected for exchange, you must submit a Notice to Change Election from Accept to Reject to Jeff Schwartz at Talk America, 6805 Route 202, New Hope, Pennsylvania 18938, (215) 862-1097, (215) 862-1802 (facsimile), by 5:00 P.M. Eastern Daylight
Time on October 3, 2001. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by again following the delivery procedures described in the instructions to the Election Form. If we extend this offer, you may withdraw your previously elected options until the new expiration of the offer.

          AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS EXCHANGE?

         Yes, but participants in this program are ineligible to receive any additional stock option grants until after the date that is at least six months after the cancellation date of the old options.

         WHAT DO TALK AMERICA AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our Board of Directors has approved this offer, neither Talk America nor its Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from exchanging your options.

         WHAT HAPPENS IF MY EMPLOYMENT IS TERMINATED BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE DATE THE NEW OPTIONS ARE GRANTED?

         Unless the reason for termination is a result of death or disability, you will have forfeited the options tendered and accepted for exchange and you will receive no new options. Once the offer to exchange expires, your election to tender your options is not revocable. Therefore, if your employment by us or one of our subsidiaries is terminated, voluntarily or involuntarily, for any reason other than death or disability before your new options are granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the new options that would have been issued on the replacement grant date. THEREFORE, IF YOU DO NOT REMAIN AN EMPLOYEE OF TALK AMERICA OR ONE OF ITS SUBSIDIARIES ON THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE.

         SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

         WHICH OPTIONS CAN BE CANCELLED?

         If you are eligible and elect to participate in this offer, you may opt to cancel, in whole, one or more options granted by us that has an exercise price of $5.50 or more and that does not expire by its terms on or before April 15, 2002.

         CAN I CHOOSE WHICH OPTIONS I WANT TO CANCEL, IF I HAVE MULTIPLE
OPTIONS?

         You may choose to cancel one or more grants of eligible options. It is up to you to pick which grants, if any, you would like to tender for exchange.

         CAN I CANCEL THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

         Yes, any remaining unexercised portion of an option can be cancelled. New options will be issued on a one-for-one basis, but only in replacement of options not yet exercised.

         SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

         WHAT WILL BE MY NEW OPTION SHARE AMOUNT?

         Eligible employees who participate in this program will receive a new replacement stock option on the replacement grant date. The new stock option will be for the purchase of the same number of shares of common stock that the eligible employee cancelled under the existing stock option.

         WHAT WILL BE THE VESTING SCHEDULE OF MY NEW OPTIONS?

         The vesting schedule for all new options granted in this exchange program will be the same as the original grant. You must be an eligible employee on the date the new options are granted.

         WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

         The exercise price for the new options, which will be granted on the replacement grant date, will be the fair market value of our stock on the date of grant, which is defined as the last reported trading price of shares of our common stock as reported on the principal market for our common stock, currently the Nasdaq National Market, on the date of grant. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF OUR COMMON STOCK, AMONG OTHER FACTORS YOU CONSIDER, BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

         WHEN WILL I RECEIVE MY NEW OPTIONS?

         We will grant the new options on the replacement grant date, which will be on or after the first business day that is at least six months after the date we cancel the options accepted for exchange. If we decide to accept all properly tendered options, we expect to cancel the options on October 4, 2001 (unless the offer has been extended). The grant date for new options will therefore be on or after April 5, 2002.

         WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the new options on any date which is earlier than six months after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the new options for at least six months, we believe we will not have to record such a compensation expense.

         AFTER THE GRANT OF THE NEW OPTIONS, WHAT HAPPENS IF MY OPTIONS AGAIN END UP UNDERWATER?

         We are conducting this offer only at this time because of the unusual stock market conditions that have affected many companies. This is considered a one-time offer and is not expected to be offered again in the future. Since your stock options are valid for a period of time from the date of initial grant, subject to continued employment, the price per share of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR SHARES OF COMMON STOCK AT ANY TIME IN THE FUTURE.